Exhibit 99.1

October 21, 2026

Bank of America Names Jim Fitterling and Bill Thomas to Board of Directors
CHARLOTTE, N.C. – The Bank of America Corporation Board of Directors today appointed Jim Fitterling and Bill Thomas as directors, effective immediately.

“We are pleased to welcome two seasoned CEOs, who join our Board after leading large, global organizations,” said Brian Moynihan, Chair and Chief Executive Officer, Bank of America. “Jim brings decades of experience in a complex, evolving industry and significant public company board credentials, while Bill brings deep financial expertise in audit, accounting and financial reporting, advising businesses across industries and around the world.”

“Jim and Bill are valuable additions to our Board, with complementary leadership experience that will help strengthen our oversight of the company’s long-term strategy,” said Lionel Nowell III, Lead Independent Director, Bank of America. “We have a longstanding, robust succession planning and board refreshment process, which has produced two outstanding leaders to join our Board.”

Mr. Fitterling, 65, is Executive Chairman of the Board of Directors of Dow Inc., a global materials science company. From 2018 to 2026, Mr. Fitterling served as Chief Executive Officer of Dow, and he was elected Board Chair in 2020. Previously, Mr. Fitterling served as President and Chief Operating Officer of Dow. From September 2017 through March 2019, he also served as Chief Operating Officer for the Materials Science Division of DowDuPont.
During his tenure as Chief Executive Officer, Mr. Fitterling led Dow’s transformation toward higher-growth markets driven by customer needs and innovation, while overseeing significant capital-intensive international operations, global supply chains and exposure to cyclical markets.

Mr. Fitterling began his career at Dow more than 40 years ago following his graduation from the University of Missouri-Columbia with a bachelor’s degree in mechanical engineering.

He has served on the Board of Directors of 3M since 2021 and was named lead director in 2024. Mr. Fitterling has also served as chair of the National Association of Manufacturers and the American Chemistry Council, as well as a member of the World Economic Forum’s International Business Council.

Exhibit 99.1

Mr. Thomas, 58, served as Global Chairman and Chief Executive Officer of KPMG International, a global organization of independent professional services firms providing audit, tax and advisory services, from 2017 to 2026. In this role, Mr. Thomas led KPMG’s network of 265,000 professionals, across 143 countries. Prior to this, Mr. Thomas was the Chairman of KPMG’s Americas region from 2014 to 2017, and CEO and Senior Partner of KPMG in Canada from 2009 to 2016. He became a member of KPMG’s Global Board in 2009.
During his tenure as Global Chairman and Chief Executive Officer, Mr. Thomas led the organization through a period of significant transformation and growth, aligning member firms behind shared strategic priorities, refreshing the organization’s governance and overseeing a multibillion-dollar investment program focused in part on technology and AI-enabled capabilities.

With nearly four decades of experience in audit, accounting and financial reporting, Mr. Thomas is a chartered accountant and has been a Fellow of the Institute of Chartered Accountants of British Columbia since 2008. He holds a Bachelor of Science degree in chemistry from the University of British Columbia.

Mr. Thomas has served as a member of the International Integrated Reporting Council, the Business Roundtable, the World Economic Forum’s International Business Council, FCLTGlobal and the Global Public Policy Committee.

Bank of America
Bank of America is one of the world’s leading financial institutions, serving individual consumers, small and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving more than 69 million clients with approximately 3,500 retail financial centers, approximately 15,000 ATMs (automated teller machines) and award-winning digital banking with approximately 60 million verified digital users. Bank of America is a global leader in wealth management, corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. As the #1 small business lender in the United States (FDIC), Bank of America offers industry-leading support to approximately 4 million small business households through a suite of innovative, easy-to-use online products and services. The company serves clients through operations across the United States, its territories and more than 35 countries and/or jurisdictions. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

Reporters May Contact:

Jessica Oppenheim, Bank of America
Phone: 1.646.855.1600
jessica.oppenheim@bofa.com